Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne — Sr. Vice President-Finance
Dover, Delaware, October 25, 2007	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RECORD RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2007

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended September 30, 2007.

Net earnings per diluted share for the quarter ended September 30, 2007 improved to $.23 compared with $.21 per diluted share for the same period in 2006.

Net earnings improved 6.3% to $7,435,000 compared with $6,994,000 for the third quarter of 2006.

The Company’s revenues increased to $64,566,000 compared with $61,681,000 for the third quarter of 2006.  Gaming revenues, which include video lottery win and harness racing commissions, increased 3.8% or $2,189,000, all from increased video lottery win compared with the third quarter of 2006.

For the nine months ended September 30, 2007, net earnings per diluted share improved to $.63 from $.58 and net earnings improved 7.7% to $20,720,000.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “This was another strong quarter for the Company.  With additional hotel rooms starting to come online we saw increased revenue from our hotel guests.  The continued build-out of our property into a true “destination” should continue to improve revenue from all sources.”

Construction is essentially complete on the expansion to the Dover Downs Hotel, which has increased the total number of available rooms from 232 to 500.  The Company is in the process of renovating the 232 rooms in the original hotel, and expects to have a full compliment of 500 rooms available in the beginning of 2008.

The Company began construction on “The Colonnade,” its Phase VI casino expansion, in June of 2007.  The expansion will add approximately 70,000 square feet of casino, restaurant and retail space, and remains on schedule for its estimated August 2008 completion date.

The Company announced yesterday that its Board of Directors has increased its quarterly dividend by 11.1% to $.05 per share. The dividend is payable on December 10, 2007 to shareholders of record at the close of business on November 10, 2007.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 97,000-square foot video lottery casino complex; featuring the latest in slot machine offerings such as multi-player electronic table games with virtual dealers; the Dover Downs Hotel and Conference Center — a 500 room AAA Four-Diamond hotel with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Gaming (1)	$59,865	$57,676	$170,140	$165,797
Other operating (2)	4,701	4,005	12,925	11,987
	64,566	61,681	183,065	177,784
Expenses:
Gaming	43,636	42,378	124,779	122,487
Other operating	4,027	3,498	11,308	10,589
General and administrative	1,539	1,350	4,643	4,537
Depreciation	2,056	1,800	5,533	5,276
	51,258	49,026	146,263	142,889

Operating earnings	13,308	12,655	36,802	34,895

Interest expense	724	804	1,699	2,245

Earnings before income taxes	12,584	11,851	35,103	32,650

Income taxes	5,149	4,857	14,383	13,403

Net earnings	$7,435	$6,994	$20,720	$19,247

Net earnings per common share:
— Basic	$0.23	$0.22	$0.64	$0.59
— Diluted	$0.23	$0.21	$0.63	$0.58

Weighted average shares outstanding:
— Basic	32,351	32,168	32,331	32,414
— Diluted	32,721	32,730	32,718	32,998

(1)               Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)               Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2007	December 31, 2006

ASSETS

Current assets:
Cash	$18,726	$20,020
Accounts receivable	3,204	4,325
Due from State of Delaware	12,828	10,972
Inventories	1,760	1,765
Prepaid expenses and other	2,849	1,838
Receivable from Dover Motorsports, Inc.	17	—
Prepaid income taxes	—	128
Deferred income taxes	1,303	1,247
Total current assets	40,687	40,295

Property and equipment, net	171,755	132,732
Total assets	$212,442	$173,027

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,568	$8,173
Purses due horsemen	11,756	8,899
Accrued liabilities	9,916	11,198
Payable to Dover Motorsports, Inc.	—	9
Income taxes payable	69	—
Deferred revenue	191	37
Total current liabilities	33,500	28,316

Revolving line of credit	75,825	59,425
Liability for pension benefits	2,567	2,640
Deferred income taxes	5,295	5,387
Total liabilities	117,187	95,768

Stockholders’ equity:
Common stock	1,565	1,542
Class A common stock	1,700	1,700
Additional paid-in capital	2,430	769
Retained earnings	90,048	73,736
Accumulated other comprehensive loss	(488)	(488)
Total stockholders’ equity	95,255	77,259
Total liabilities and stockholders’ equity	$212,442	$173,027

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,

	2007	2006

Operating activities:
Net earnings	$20,720	$19,247
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	5,533	5,276
Amortization of credit facility origination fees	26	33
Stock-based compensation	671	564
Deferred income taxes	(148)	(242)
Changes in assets and liabilities:
Accounts receivable	1,121	1,623
Due from State of Delaware	(1,856)	(2,207)
Inventories	5	109
Prepaid expenses and other	(1,037)	(537)
Receivable from/payable to Dover Motorsports, Inc.	(26)	(17)
Accounts payable	(691)	981
Purses due horsemen	2,857	2,624
Accrued liabilities	(1,282)	(2,090)
Income taxes payable/prepaid income taxes	197	(2,639)
Deferred revenue	154	129
Other liabilities	(73)	—
Net cash provided by operating activities	26,171	22,854

Investing activities:
Capital expenditures	(40,470)	(11,689)
Net cash used in investing activities	(40,470)	(11,689)

Financing activities:
Borrowings from revolving line of credit	130,180	171,825
Repayments of revolving line of credit	(113,780)	(143,325)
Dividends paid	(4,408)	(4,051)
Repurchase of common stock	(119)	(35,052)
Proceeds from stock options exercised	1,069	458
Excess tax benefit on stock awards	63	50
Net cash provided by (used in) financing activities	13,005	(10,095)

Net (decrease) increase in cash	(1,294)	1,070
Cash, beginning of period	20,020	19,986
Cash, end of period	$18,726	$21,056